December 6, 2018

Zhixin Liu
Chief Executive Officer
Datasea, Inc.
1 Xinghuo Rd. Changning Building, Suite 11D2E
Fengtai District, Beijing, People's Republic of China 100070

       Re: Datasea, Inc.
           Form 10-K for the Fiscal Year Ended June 30, 2018
           Filed September 13, 2018
           Form 10-Q for the Quarterly Period Ended September 30, 2018 Filed November 14, 2018
           File No. 333-202071

Dear Ms. Liu:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of
Information Technologies
                                                           and Services
cc:    Hans Ge, Ellenoff Grossman & Schole LLP